Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 41 to Registration Statement No. 2-52711 on Form N-1A of our report dated February 17, 2006, relating to the financial statements and financial highlights of Merrill Lynch Ready Assets Trust (the “Trust”) appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2005, and to the reference to us under the heading “Financial Highlights” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

April 12, 2006